Exhibit 10.16

June 3, 2010

Barbara Berry

[ADDRESS]

CONSULTING AGREEMENT

Dear Barbara,

This letter will serve as the agreement (the “Agreement”) between Myriad Pharmaceuticals, Inc. (“Myriad”), with a business address at 305 Chipeta Way, Salt Lake City, Utah 84108, and Barbara Berry (the “Consultant”), with a business address at [ADDRESS], that will cover the Consultant’s consulting services to assist Myriad in matters concerning human resources (the “Services”).

1.	Term. This Agreement will be effective as of the date it is signed by both parties and will continue in effect for a period of one (1) year from the date this agreement is signed by both parties. This Agreement may be extended by further written agreement between the Consultant and Myriad.

2.	Services. The scope of Services will relate to consulting with Myriad in matters concerning human resources. In exchange for the agreed consulting fee, the Consultant will be reasonably available to consult by phone or in person at Myriad, or another mutually agreeable site, with Myriad personnel. The dates for visits to Myriad will be arranged by mutual agreement.

3.	Compensation. Myriad will pay the Consultant an hourly fee for Services rendered in the amount of one hundred fifty dollars ($150) per hour, rounded to the nearest one-quarter hour. In addition, Myriad will reimburse Consultant for the Consultant’s reasonable out-of-pocket expenses actually incurred, including travel expenses, subject to advance written approval by Myriad. The Consultant will be responsible for payment of all federal, state and local tax obligations that arise from payments to the Consultant from Myriad under this Agreement. The Consultant will provide Myriad with an invoice on a monthly basis for consulting services actually rendered, which shall include a detailed description of the Services rendered, dates on which such Services were rendered, a detailed description of all expenses, the Consultant’s billing address and Social Security Number/Federal Tax ID number. Myriad will not be obligated to reimburse any expenses not documented with a receipt. Myriad does not reimburse travel time.

4.	Confidentiality. During the term of this Agreement, Myriad may disclose certain information concerning its business, products, services, proposed new products,

Consulting Agreement

proposed new services, technology, research results, designs, techniques, formulas, computer programs, and other information and materials which embody trade secrets or technical or business information which is confidential and proprietary to Myriad and which is not generally known to the public (collectively “Confidential Information”). The Consultant agrees not to disclose or otherwise make use of any Confidential Information other than to perform services for Myriad under this Agreement, without Myriad’s prior written consent, which consent may be withheld in the sole discretion of Myriad. If the Consultant is in doubt as to whether certain information is considered confidential by Myriad, Myriad, upon request, shall advise the Consultant whether such information is confidential. The obligations under this paragraph will survive termination of this Agreement. The Consultant shall assume full responsibility and liability to Myriad for any unauthorized use or disclosure of any Confidential Information by Consultant.

5.	Ownership of Work Products and Intellectual Property. Myriad shall have complete and exclusive ownership of all ideas, discoveries, inventions, deliverables and work product, including all materials, produced or reduced to practice by the Consultant pursuant to this Agreement (the “Work Product”). All Work Product, including but not limited to compositions of matter, processes, machinery and apparatus, and uses thereof, which the Consultant may develop, improve, discover or invent as a result of the Services, shall become the sole property of Myriad and shall be immediately disclosed and assigned to Myriad. Myriad shall have the right to publish, in its sole discretion, such improvements, discoveries or inventions. All Work Product created hereunder shall be done on a “WORKS FOR HIRE” basis.

6.	Representations and Warranties. The Consultant represents and warrants that all Services provided under this Agreement shall be original and independently provided without use of any other third party’s equipment, facilities, funding, or intellectual property rights.

7.	Independent Contractor. The Consultant will perform all obligations under this Agreement as an independent contractor, and not as an agent, employee or representative of Myriad. The Consultant shall indemnify and hold Myriad harmless from and against any and all claims for employment taxes or benefits, if any, with respect to the Services performed hereunder.

8.	Assignment. This Agreement will not be assignable nor will the performance of obligations hereunder be delegable without the prior written consent of Myriad.

9.	Termination. Myriad may terminate this Agreement at any time with or without cause upon thirty (30) days written notice to the Consultant.

Consulting Agreement

10.	Entire Agreement. This letter sets forth the entire agreement between Myriad and the Consultant with regard to the Services. This Agreement may be modified or amended only by an agreement in writing signed by both Myriad and the Consultant.

11.	Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Utah, without reference to its choice of law rules. Venue for any disputes arising under this Agreement shall be in any state or federal court in and for Salt Lake County, Utah.

12.	Effect on Stock Options. This Agreement does not constitute or grant continued eligibility of the Consultant to participate in Myriad’s 2009 Employee, Director and Consultant Equity Incentive Plan.

13.	This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. Facsimile signatures shall be accepted as originals.

If the terms of this Agreement are acceptable to you, please sign in the space provided below and return one of the enclosed duplicate originals to Myriad, Attention: General Counsel.

We look forward to working with you.

Sincerely,	Accepted:

MYRIAD PHARMACEUTICALS, INC.	CONSULTANT

/s/ Adrian N. Hobden	/s/ Barbara Berry

Date: 6/8/10	Date: 6/8/10